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                                                                   Exhibit 10.17

                         AGREEMENT BETWEEN MEDRISK, INC.

                                       AND

                          AMERISAFE RISK SERVICES, INC.
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     THIS AGREEMENT ("Agreement") is made and entered into effective as of the
31st day of March, 2005, by and between Amerisafe Risk Services, Inc, on its own behalf and on behalf of its affiliates and subsidiaries (collectively referred to as "ARS"), a Louisiana corporation having its principal place of business 2301 Hwy 190 West, DeRidder, Louisiana, 70634, and MedRisk, Inc, and its affiliates and subsidiaries (collectively referred to as "MedRisk"), a Pennsylvania Corporation having its principal place of business at 2700 Renaissance Blvd, Suite 200, King of Prussia, Pennsylvania, 19406.

WHEREAS, ARS administers various insurance programs, including but not limited to Worker's Compensation insurance programs to employers to provide and manage appropriate remedial treatment, care and attendance to injured workers in accordance with appropriate state laws through ARS's claims processing systems;

WHEREAS, MedRisk manages networks of providers and provides repricing, utilization and management and business services to facilitate and expedite the transmission of information and payments between providers of medical services and commercial claim payers and to improve claim management effectiveness of commercial claim payers; and

WHEREAS, the Parties desire to enter into this Agreement for MedRisk to provide services listed below on the terms and conditions set forth herein for the benefit of ARS, its affiliates and subsidiaries and for the benefit of ARS's insureds and their injured workers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the execution of this Agreement and other valuable consideration, the adequacy and receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 SYSTEM - means MedRisk's proprietary internet-based web enabled claims management software products and services known as CLAIMExpert(SM), which provides the following capabilities:

     Facilitates and expedites the transmission of information between providers of medical services and commercial claim payers, scans and digitizes provider bills and supporting documents, routes and links this information in electronic format, and archives and retrieves this information for use by claim adjusters.

     Electronically identifies and transmits to the commercial claim payers key indicators of significant claim events, matches imported files of claim data with medical bills received from medical providers and medical payment recommendations developed by bill review agents, consolidates and evaluates all medical payment recommendations, generates a funding request to the commercial claim payer.

1.2 DOCUMENTATION - means the MedRisk materials describing the Services and System, which includes all web-enabled updates, training tools, modules and changes made to the system from time to time by MedRisk.


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1.3  SERVICES - means the services provided by MedRisk as described in the
     Section 2 and Attachment A of this Agreement.

SECTION 2. MEDRISK'S OBLIGATIONS

2.1 MedRisk grants a non-exclusive, non-sublicensable enterprise-wide license to ARS to use and have access to the System, Services and Documentation pursuant to this Agreement.

2.2 In connection with the performance of its obligations under this Agreement, MedRisk shall provide trained, competent and, where required by law or coverage provision, licensed employees to perform the services rendered hereunder in a manner commensurate with the highest professional standards and in good faith.

2.3 MedRisk will deliver CLAIMExpert(SM) to ARS in accordance with a mutually agreed upon time schedule and customized to ARS's business rules and to state-specific requirements.

2.4 MedRisk will provide training ARS field claim offices in order to facilitate optimum application of CLAIMExpert(SM) by ARS claim adjusters.

2.5 MedRisk will test CLAIMExpert(SM), prior to installation in each claim office in order to reduce disruption to ARS's claim management processes.

2.6 MedRisk will maintain and provide enhancements to CLAIMExpert(SM)' in accordance with reasonable ARS business requirements.

2.7 During the implementation stage of CLAIMExpert(SM) to ARS field claim offices, MedRisk will meet the reasonable phasing demands of ARS which require MedRisk development and training services.

SECTION 3. ARS'S OBLIGATIONS

3.1 ARS will promptly notify MedRisk when CLAIMExpert(SM) processes and outcomes are not meeting ARS expectations and will cooperate with MedRisk in identifying and constructing corrective actions.

3.2 ARS will pay MedRisk for CLAIMExpert(SM) according to the rates listed in Attachment A.

3.3 ARS will use commercially reasonable efforts to adopt CLAIMExpert(SM) as standard components for ARS's workers compensation claims processes.

3.4 ARS appoints MedRisk as its agent for receiving provider bills and supporting documents naming ARS as payer and addressed to ARS.

3.5 Prior to authorizing MedRisk to receive provider bills and supporting documents on behalf of ARS via third-party electronic data transmission facilities, ARS will agree to comply with any reasonable material terms of the agreements between MedRisk and third-party electronic data transmission facilities which are disclosed by MedRisk to ARS.


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SECTION 4. PRICING AND PAYMENT TERMS

     MedRisk and ARS agree to the pricing and payment terms and provisions as set forth in Exhibit A.

SECTION 5. FUTURE VERSIONS OF THE SYSTEM

     in the event the System is improved by MedRisk, the fees payable by ARS under this Agreement will not be increased during the term hereof due to any such improvements or upgrades to the System, unless otherwise agreed to in writing by the parties.

SECTION 6. DISCONTINUANCE

     In the event that MedRisk discontinues its support of the System or discontinues its business, and support is no longer reasonably available from any other source, then MedRisk shall furnish to ARS, upon ARS's written request. Such documentation including source code, as ARS reasonably requires to continue to use the System in accordance with this Agreement. Upon delivery, ARS shall be entitled to make copies of, and create derivative works based upon, such documentation to the extent necessary for such continued use. In the event that MedRisk discontinues support of the System or discontinues its business, MedRisk shall, upon written request from ARS, provide ARS with the names of persons providing support for the System. ARS agrees that in no event shall ARS market the System, or any derivative based thereon, at any time to any third party. Provided that MedRisk continues in business and offers the system for use as part of its business, termination pursuant to Section 15 will not trigger the provisions of this section.

SECTION 7. PROPRIETARY RIGHTS

     MedRisk represents and warrants that it is the sole owner of all proprietary rights and intellectual property associated with the System and that it has the full right and authority to grant the license and make the warranties set forth in this Agreement. MedRisk shall take all actions that are necessary and appropriate for the full protection of its proprietary rights in the System, including, without limitation, obtaining copyright registrations on copyrightable aspects of the System and obtaining written and executed license agreements with all users of the System or any portion thereof. MedRisk's indemnification obligations with respect to claims of infringement shall be as set forth in Section 10 below.

SECTION 8. WARRANTY ON SYSTEM

     MedRisk represents and warrants that the System will perform substantially in accordance with the Documentation during the term of this Agreement If the System does not perform as warranted in this Section or Appendix A, ARS will notify MedRisk and MedRisk will utilize reasonable commercial efforts at no additional charge in order to correct or replace the defective portions of the System.


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SECTION 9. REPRESENTATION AND WARRANTIES OF PARTIES

     Each party warrants and represents to the other party that the transactions and activities contemplated herein (i) are within the corporate powers of such party; (ii) have been duly authorized by all necessary corporate action of such party; (iii) constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and (iv) do not and will not conflict with, result in a breach in any of the provisions of, or constitute a default under the provisions of, any law, regulation, licensing requirement, charter provision, by-law or other instrument applicable to such party or its employees or which such party is a party or may be bound.

     The parties each reserve the right to enter into other agreements similar to this Agreement with actual and potential competitors of each other, on comparable or on different terms and conditions.

SECTION 10. INDEMNIFICATION

     MedRisk shall defend and hold ARS harmless with respect to any claim that the System infringes any patent, copyright, trade secret or other intellectual property right of any third party, provided ARS promptly notifies MedRisk in writing of any such claim and gives MedRisk reasonable assistance in the defense of such claim MedRisk shall pay any damages and costs awarded against ARS in connection with a claim for infringement under this section. MedRisk shall have sole control over the resolution of any claim; however, MedRisk shall obtain the prior written consent of ARS prior to settlement. MedRisk shall have no liability or obligation to ARS with respect to any such claim if such claim is based upon any modification of the System made by ARS. In the event that any such claim of infringement is made or threatened, or injunctive relief is granted to the third-party claimant, MedRisk shall, at the option of ARS either: (a) obtain the right for ARS to continue using the System; (b) provide a non-infringing work-around; or (c) modify the System to render it non-infringing while retaining like capability.

SECTION 11. MARKETING

     ARS may, at its discretion, list MedRisk's name, address, telephone number, public credentials and a factual description of MedRisk in ARS marketing materials MedRisk shall provide ARS with accurate and appropriate information on a timely basis.

     ARS may incorporate CLAIMExpert(SM) into ARS's internal systems and claims processes without attribution to MedRisk or specific identification of CLAIMExpert(SM) as service components.

     Both parties reserve the right to, and the control of, the use of their respective names, symbols, trademarks and service marks, which they now use or may later develop. In addition, neither party shall use the other party's name, symbols, trademarks, or service marks in advertising, promotional materials, press releases or other materials without the prior written consent of the other party.


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SECTION 12. PRIVACY, CONFIDENTIALITY AND PROPRIETARY RIGHTS

12.1 Each party will comply with all applicable federal and state laws protecting the privacy of individual claimants, including laws regulating the use of medical information relating to the diagnoses, treatments, prognoses and underlying medical conditions of claimants and the use of personal information relating to a claimant's identity, activities or financial status.

12.2 "Confidential Information" shall be defined as any confidential, non-public or proprietary information, data or material, whether written, oral, via computer disk or other electronic media, which Recipient may obtain knowledge of through or as a result of the relationship established hereunder with the Disclosing Party, access to the Disclosing Party's premises, web application or server, or communications with its employees, agents or contractors, including, without limitation, product, programs, technical, systems, marketing, sales, process, financial, strategic, and computer programming information personal, financial or health information, negotiated contract rates, customer lists, lists of employees and agents, hospitals, physicians and other provider agreements and related information. Confidential Information also includes information of any direct or indirect parent, affiliate or subsidiary of the Disclosing Party. Recipient acknowledges that the Confidential Information is proprietary information that constitutes trade secrets of the Disclosing Party, which if disclosed could damage the Disclosing Party's business.

12.3 Each party acknowledges that the other party's Confidential Information constitutes valuable property and trade secrets of that party, which are entitled to protection. Each party shall hold all Confidential Information of the other party in strict confidence, and neither party nor any of its affiliates or representatives shall directly or indirectly (i) use or permit the use of any of the other party's Confidential Information for or in connection with development of competing products or services or for any purpose other than the performance of this Agreement or fulfilling said party's obligations under this Agreement, (ii) disclose or permit the disclosure of any of the other party's Confidential information to any person or entity other than the other party's affiliates or representatives, or (iii) duplicate, copy, or disclose any of the other party's Confidential Information except with the prior consent of the other party, or except for review by such party's officers or affiliates or their representatives. Each party acknowledges that the obligation to hold the other party's Confidential Information in confidence and not to use, copy, or disclose it shall not extend to the following information that would otherwise constitute Confidential Information:

     (a) Information that, at the time of the use, copying, or disclosure, was readily ascertainable from public sources or was in its totality known by or available to competitors, clients or customers of either party by publication or otherwise, except for sources which arise by virtue of this Agreement;

     (b) Information that comes into a party's possession from a third party and that was not acquired by such third party in violation of any obligation of confidentiality; or

     (c) Information required to be disclosed by law.


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     In addition, either party may disclose Confidential Information of the other party to the disclosing party's legal counsel.

12.4 Within ten (10) days after a party receives written request from the other party for the return of Confidential Information, the receiving party shall deliver to the requesting party all documents and other materials constituting such Confidential Information, including all copies, reproductions, extracts, and summaries of such Confidential Information in its possession, use, or control. Any portion of the Confidential Information that consists of analyses, computations, studies, or notes prepared by the receiving party or its affiliates or representatives, shall be either held by the receiving party or its affiliates or representatives and kept confidential subject to the terms of this Agreement or destroyed.

12.5 Without in any way limiting any other obligations or liability of each party under this Agreement, each party shall take all appropriate and reasonable action, by instruction otherwise, to prevent the unauthorized use, disclosure, copying, or reproduction of the Confidential Information and to protect and maintain the confidentiality of the Confidential Information. Each party shall advise its affiliates and representatives of the terms of this section and use reasonable efforts to cause each of them to comply with its terms. Each party shall immediately notify the other party of the circumstances surrounding any breach of this Section of which it becomes aware. Neither party shall attempt to access information not necessary for its performance hereunder.

12.6 Both parties agree that money damages would not be a sufficient remedy for any breach of confidentiality under this Agreement by the receiving party and that the disclosing party shall be entitled to seek specific performance as a remedy of any breach, in addition to all other remedies available at law or in equity. In the event that the disclosing party takes legal proceedings to protect its confidentiality or proprietary rights pursuant to this Agreement, it shall be entitled to reimbursement by the receiving party of reasonable legal fees and expenses incurred in connection with such proceedings in the event the disclosing party shall substantially prevail in its claims.

12.7 ARS shall be permitted to demonstrate the System as part of its marketing and business development efforts and as part of its first notice of loss processes.

12.8 MedRisk acknowledges and agrees that ARS is the owner of all data entered into the System. Upon request of ARS, MedRisk shall provide access within two (2) business days to ARS data entered into the System. MedRisk shall not disclose to any third party any claimant or insured information including, but not limited to, name, address, telephone number, diagnosis, injury, medical history, treatment, claim number or any other personal medical or financial information without the prior written consent of ARS.

SECTION 13. SECURITY

13.1 ARS reserves the right to monitor all network traffic between MedRisk and ARS systems and may take actions to secure and protect such systems as appropriate. ARS reserves


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     the right to review MedRisk's perimeter security, connecting network and any hardware connecting to ARS systems with appropriate notice provided to MedRisk.

13.2 ARS shall determine the access methods and rights MedRisk shall have to all ARS systems and information, including Confidential Information. MedRisk shall comply with the authorization process for MedRisk users and associated privileges.

13.3 MedRisk shall, at all times, maintain a list of individuals authorized to access ARS systems and ARS Confidential Information, including each individual user's rights and privileges with respect to such use. ARS shall have the right to monitor user activity and revoke user access, as determined in its sole discretion.

SECTION 14. INSURANCE AND INDEMNITY

14.1 MedRisk, at its sole expense, shall maintain, at all times while obligations under this Agreement remain to be performed by MedRisk, the following coverages and limits:

     (a) Standard workers compensation insurance as required by law and employers liability insurance with the limits of liability of no less than one million dollars ($1,000,000);

     (b) Commercial general liability insurance with the limits of liability of no less than two million dollars ($2,000,000);

     (c) Commercial umbrella liability insurance, with limits of no less than one million dollars ($1,000,000);

     (d) Errors and omissions liability insurance, with limits of no less than five million dollars ($5,000,000); and

     (e) Automobile liability insurance, with limits of no less than one million dollars ($1,000,000).

14.2 Med Risk shall deliver to ARS upon its request a certificate of insurance evidencing such coverages within ten (10) days of the execution of this Agreement by both parties. Upon receipt of any notice of any cancellation, change, amendment, or exclusion of such coverages, MedRisk shall, within ten (10) days thereafter, procure other insurance coverages to replace the items which are cancelled, changed, amended, or excluded.

SECTION 15. TERM AND TERMINATION

15.1 Initial Term. The Initial Term of this agreement shall commence on the effective date first above written and shall continue for three (3) years. Thereafter, this Agreement shall automatically renew for successive one (1) year terms until and unless it is terminated as provided below.

15.2 Termination Without Cause. After the Initial Term, this Agreement may be terminated without cause by either party upon at least ninety (90) days' written notice.


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15.3 Breach of Agreement and Termination For Cause. This Agreement may be
     terminated for cause at any time upon thirty (30) days' written notice by either party in the event of one of the following events of default:

     (a) By either party, in the event of a failure by the other party to perform any material obligation under this Agreement in any material respect if said failure is not corrected by the defaulting party within the thirty (30) days' notice period; or

     (b) By either party, if the other party becomes involved in a voluntary or involuntary bankruptcy proceeding or otherwise becomes insolvent; or

     (c) By either party, in the event of the failure of the other party to maintain any of the licenses, certifications or accreditations necessary to conduct the business required under this Agreements; or

     (d) By either party in the event of a change in applicable state or federal law or regulation, by virtue of the adoption or amendment of statutes, rules or regulations or by administrative or judicial orders or decisions, in a manner which significantly reduces or precludes either or both parties' ability to perform under this Agreement.

15.4 Notwithstanding the termination of this Agreement as otherwise provided, the provisions of this Agreement shall continue to apply to the extent needed for all obligations and liabilities incurred by each party hereunder prior to such termination to be fully performed and discharged by such party.

SECTION 16. INDEPENDENT CONTRACTOR

The parties are independent entities. Nothing in this Agreement shall be construed to create relationship of employer and employee, principal and agent, joint ventures, partners, or any relationship other than independent contractors. MedRisk and ARS assume full responsibility or the actions of their respective employees while performing services pursuant to this Agreement and shall be solely responsible for the payment of salaries, wages, and benefits of such employees. MedRisk does not have the authority to act for ARS, to bind ARS in any respect whatsoever or to incur any debts or liabilities in the name of or on behalf of ARS.

SECTION 17. OBLIGATIONS AFTER TERMINATION

Each party will remain liable for any obligations or liabilities arising from its conduct prior to termination.

SECTION 18. RECORDS RETENTION

MedRisk agrees to maintain all transaction information regarding Consumers on the System for a period of one (1) year. The parties agree that all transaction information regarding Consumers maintained in the System beyond one (1) year shall be subject to a mutually agreed upon method of storage or transfer to Client. MedRisk agrees to provide ARS access within two (2) business days to ARS data entered into the System and stored by MedRisk.


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SECTION 19. AUDIT

The parties agree to perform an audit of MedRisk's obligations described in Sections 2 3, 2.4, 2.5 and 2.6 at mutually agreed upon intervals. The audit shall be performed by two (2) representatives of ARS and two (2) representatives of MedRisk. Any adjustments or credits based on the results of such audit shall be mutually agreed upon.

SECTION 20. NOTICES

Notices to ARS shall be made to the following address:

          Amerisafe Risk Services, Inc.
          2301 Hwy 190 West
          DeRidder, LA 70634
          Attn: H. O. "Chris" Lestage, IV

Notices to MedRisk shall be mailed to the following address:

          MedRisk, Inc.
          2701 Renaissance Blvd., Suite 200
          P.O Box 61570
          King of Prussia, PA 19406
          Attn: Darrell L DeMoss

All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to a party or to any officer or designated representative of a party entitled to receive the notice or five (5) days after mailing when properly addressed and sent by certified or registered first class mail, or upon receipt if transmitted by facsimile with proof of delivery or by nationally recognized private overnight carrier with proof of delivery to the party entitled to receive such notice at the appropriate address.

SECTION 21. SEVERABILITY

The provisions of this Agreement are independent of and separate from each other. If any one provision is determined to be invalid or unenforceable, it shall not render any other provision invalid or unenforceable.

SECTION 22. ASSIGNMENT

Neither party shall transfer, assign, sub-contract or delegate in whole or in part any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent cannot be unreasonably withheld. Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.


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SECTION 23. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties, as to the subject matter hereof, and may not be waived, altered, or modified except by written agreement of the parties Any interpretation of this Agreement shall be governed by Pennsylvania statutes and laws, including those relating to conflict of laws.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date above written by their duly authorized officers for and on behalf of said corporation.

MEDRISK, INC.:


By: /s/ Derrell L. DeMoss
    ----------------------------------
Name: Derrell L. DeMoss
Title: General Counsel
Date: 4/1/2005


AMERISAFE RISK SERVICES, INC.:


By: /s/ H.O. Lestage IV
    ----------------------------------
Name: H.O. "Chris" Lestage
Title: Senior Vice President, Claims
Date: March 31, 2005


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